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                                                                   EXHIBIT 4.5


                             [BIONOVA LOGO APPEARS HERE]

                                6701 San Pablo Avenue
                              Oakland, California 94608


                                     May __, 1999

To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Bionova Holding Corporation ("Bionova" or "the Company") of an aggregate of 17,691,023 shares of Common Stock, par value $.01 per share ("Common Stock") of Bionova, at a subscription price of $5.75 per share of Common Stock ("Subscription Price"). The rights are initially distributed to all holders of record of shares of Bionova's Common Stock as of the close of business on ____________, 1999 (the "Record Date"). The rights are described in the enclosed Prospectus and evidenced by a Rights Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to three rights for every four shares of Common Stock owned by such beneficial owner. Holders of record will not receive fractional rights, but instead rights will be rounded up to the nearest full right.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your or in the name of your nominee to obtain instructions with respect to the rights.

     Enclosed are copies of the following documents:

     1.   Prospectus;

     2. An instruction booklet regarding the exercise or transfer of Rights including a form of Notice of Guaranteed Delivery and Substitute Form W-9;

     3.   A form of letter from brokers to clients; and

     4. A return envelope addressed to The Bank of New York Company, Inc., as Rights Agent.

     Your prompt action is requested. The rights will expire at 5:00 P.M., New York City Time, on May 31, 2000, unless extended by Bionova (as it may be extended, the "Expiration Date").

     To exercise rights, properly completed and executed Rights Certificates and payment in full for all rights exercised must be delivered to the Rights Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.

     Additional copies of the enclosed materials may be obtained by contacting the Company's Information Agent, Corporate Investor Communications, Inc. at
(877)460-2558.

                                   Sincerely,

                                   BIONOVA HOLDING CORPORATION


NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BIONOVA HOLDING CORPORATION, THE RIGHTS AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.